UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2004

RADNOR HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-19495	23-2674715
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-341-9600

Item 9.	Regulation FD Disclosure.

On March 29, 2004, Radnor Holdings Corporation (the “Company”) issued a press release announcing that it intends to offer $70.0 million of its senior secured floating rate notes due 2009 in a private placement. The information set forth below is being furnished for purposes of compliance with Regulation FD.

For purposes of the information furnished in this Item 9, unless otherwise specified or the context requires otherwise, references to the “Company,” “Radnor,” “we,” “us” or “our” refer to Radnor Holdings Corporation and its direct and indirect subsidiaries on a consolidated basis. The “Acquisition” refers to the acquisition of certain assets from Polar Plastics Inc. and the related financings.

FORWARD-LOOKING STATEMENTS

The following disclosures include “forward-looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning including, among other things, statements concerning:

•	expected cost reductions and changes in operating efficiency, including those we expect to achieve from the Acquisition;

•	expansion and growth of operations, including integration of the Acquisition;

•	future operating results and financial condition;

•	business strategies;

•	market and general economic conditions;

•	fluctuations in raw material and energy prices;

•	changes in environmental laws and regulations; and

•	changes in availability of capital.

Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include those discussed under the heading “Risk Factors.” We operate in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

RISK FACTORS

Risks Relating to Our Business

We have experienced losses in the past and we may experience losses in the future.

We have experienced net losses during two of our last four fiscal years. We had net losses of $9.8 million and $5.7 million for the fiscal years ended December 26, 2003 and December 29, 2000, respectively. Pro forma for the Acquisition, our net loss in 2003 would have been $12.1 million. We had net income of $4.7 million and $1.6 million for the fiscal years ended December 27, 2002 and December 28, 2001, respectively. Our ability to achieve sustained profitability will depend, among other things, on our ability to increase our levels of sales, achieve expected cost reductions and changes in operating efficiency, execute our business strategies and pass on any increases in the price of raw materials to our customers. We may not have positive earnings in the future.

To the extent that our costs for raw materials rise without comparable increases in the prices of our products or our supply of raw materials is hindered and no alternative sources can be found, our profitability may be adversely affected.

Our foam products are manufactured from EPS, which is produced from styrene monomer. Our plastic cups and cutlery are thermoformed and injection molded from polypropylene and polystyrene resins.

Styrene monomer is a commodity petrochemical that is readily available throughout the world in bulk quantities from numerous large, vertically integrated chemical companies. Prices for styrene monomer have fluctuated significantly, principally due to supply and demand in the styrene monomer market, but also because of fluctuations in petrochemical feedstock prices. Beginning in January 2002 through March 2003, market prices for styrene monomer increased by more than 80%. From March 2003 through November 2003, market prices for styrene monomer decreased by approximately 13%, but from November 2003 through February 2004, market prices for styrene monomer increased by approximately 20%.

We may be subject to significant increases in prices for polypropylene and polystyrene resins that may materially impact our financial condition. The prices of polystyrene resins fluctuate in a fashion similar to the fluctuations affecting styrene monomer as described above. Polystyrene is largely a derivative of styrene monomer and prices react the same way over time. Prices also can change based on the operating rates of the polystyrene manufacturing facilities.

We have long-term supply agreements to purchase styrene monomer and polystyrene. We believe that entering into long-term supply agreements for the purchase of styrene monomer and polystyrene has increased our flexibility to purchase styrene monomer and polystyrene and mitigated, but not eliminated, the impact on us of future price fluctuations for styrene monomer and polystyrene. We will continue to be exposed to fluctuations in styrene monomer and polystyrene prices to the extent that our supply agreements do not satisfy our needs for styrene monomer and polystyrene.

The primary raw materials used to manufacture our thermoformed plastic products are polypropylene resins that are made from propylene. We do not currently have long-term supply agreements for polypropylene and may not be able to enter into such agreements on favorable terms or at all. If we are unable to enter into long-term supply agreements, we will be more impacted by the changing market conditions for polypropylene, particularly if our competitors are able to do so. Polypropylene resin pricing will follow the raw material price of propylene and be influenced by the operating rates of the respective polypropylene manufacturing locations. Polypropylene has had the tendency to fluctuate significantly over time. For example, the contract price for polypropylene ranged from $0.28 to $0.46 from the beginning of 2000 through December 2003. The published homopolymer polypropylene contract price was $0.47 per pound for February 2004. We may not be able to arrange for other sources of polypropylene resins in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types or grades of resin purchased from one or more of our suppliers.

If raw material prices increase and we are unable to pass such price increases on to our customers, employ successful hedging strategies, enter into long-term supply contracts at favorable prices or buy on the spot market at favorable prices, our profitability may be adversely affected. To the extent that our supply of raw materials is hindered and no alternative sources can be found, our profitability also may be adversely affected. In addition, to the extent prices for polypropylene resins significantly increase compared to polystyrene resins, the cost advantage for our polypropylene products will be mitigated or eliminated and our sales of polypropylene products may suffer. See “Business—Manufacturing—Raw Materials.”

Both the disposable foodservice packaging product market and the market for EPS are highly competitive. Many of our competitors in both of these markets are larger and have significantly greater resources, which could put us at a competitive disadvantage against such competitors.

In North America, we compete in the highly competitive foodservice industry and in the market for EPS. Within the foam segment of the cup and container market, we compete principally with Dart Container, which controls the largest share of this market segment. The plastic segment of the disposable cup and container market in which we compete is significantly more fragmented. However, the Company believes that only one other competitor, Berry Plastics, manufactures deep-draw thermoformed polypropylene cold drink cups. As thermoformed polypropylene cold cups gain market acceptance, we would anticipate that producers of polystyrene plastic cups may enter this market. Our products also compete with metal and glass, paper and other packaging materials, as well as plastic packaging materials made through different manufacturing processes. In Europe, we compete primarily in the fragmented European EPS market. See “Business—Competition.”

Many of our current and potential future competitors in both North America and Europe are larger than we are and have significantly greater resources than we have, which could adversely impact our ability to effectively compete with these companies. The competition we face could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition.

Our customers for our disposable foodservice packaging products are concentrated; our business could be adversely affected if we were unable to maintain our relationships with our largest customers.

In North America, we supply foam cup and container products to a number of national quick service restaurant (QSR) and convenience store companies and to a number of large foodservice distributors. No customer represented more than 6.5% of our net sales for fiscal 2003, although the five largest accounts represented approximately 25.6% of such sales. While we have not lost sales from our key customers in fiscal 2001, 2002, 2003 or 2004 to date, if any of such customers substantially reduces its level of purchases from us, our profitability may be adversely affected. As a result of concentrating our marketing efforts for thermoformed polypropylene products initially on key existing customers, especially QSRs, we anticipate that the concentration of net sales from our largest customers may increase beginning in 2004. Moreover, continued consolidation among distributors in the foodservice industry could result in an increasingly concentrated customer base or the loss of certain customers. See “Business—Sales, Marketing and Customers.”

The integration of our recently acquired assets may result in substantial costs, delays or other problems and we may not generate the costs savings we anticipate.

Pursuant to the Acquisition, we assumed a long-term lease for a manufacturing facility and acquired equipment and product lines to manufacture thermoformed and injection molded products. We expect that the continued integration of this acquisition will allow us to realize operating efficiencies and cost reduction benefits and incorporate new products into our existing product line. Although we believe the assumptions and determinations upon which the cost savings projections are based were reasonable when made, because such assumptions are inherently subject to significant economic, competitive and other uncertainties and contingencies that are difficult and in many instances impossible to know, predict or foresee, the anticipated cost savings may not be achieved.

Many factors could adversely affect the installation of additional equipment that we will require to satisfy the commitment we have received from one of our key customers to supply it with deep-draw car cups beginning in 2004.

We have received a commitment to supply a key customer with deep-draw car cups in 2004, and we have agreed to purchase equipment from a third party that we will need to manufacture these products. We are reliant upon the performance of the manufacturer of this equipment. The manufacturer has designed and commenced building this equipment, which is very similar to, but on a larger scale than, other equipment the manufacturer has previously produced. We anticipate that these machines will become operational in the third and fourth quarters of 2004. The manufacturer of these machines may not complete the manufacturing of these machines and may not deliver them on a timely basis, and such machines may not function as we anticipate upon delivery. Failure of these machines to be installed on a timely basis, or to function as anticipated upon installation, may result in significant cost increases or disrupt our existing operations. The failure of this equipment to be installed on time or within budget, or the failure of the equipment to generate the operational benefits contemplated, will have a material adverse impact on our ability to supply these cups to our key customer.

We may not be successful in expanding our product line to include plastic products, and our inability to implement our expansion plans may have an adverse effect on our business.

We will be dependent upon the successful integration and retooling of the assets we have acquired and the installation of the new equipment we have ordered to manufacture these products. We will also need to market this new product line to our existing customers and new customers if we are to be successful. In addition to the risks relating to the asset acquisition and the equipment installation discussed above, our ability to penetrate this new market may be adversely affected by:

•	unanticipated delays in rolling out the line of products;

•	responses by competitors in the cold drink cup market, who may reduce prices or take other actions designed to preserve their market share;

•	catastrophic damage to the facility at which we will be manufacturing these products; and

•	delays or refusals by our key customers to purchase thermoformed polypropylene products.

Although several current and new customers are purchasing or have advised us of their intent to purchase cold drink cups from us beginning in 2004, we may not achieve our anticipated level of sales or profitability of cold cups in 2004 or beyond. Our sales of polypropylene cold drink cups could be adversely affected by a decision by one or more of these customers to delay purchasing or not to proceed under the purchase commitments we have received, whether due to product quality concerns, changes in business strategies or other considerations. In addition, because these commitments do not include volume guarantees and may be terminated at any time at our customers’ discretion, we may not sell to these customers the volume of polypropylene cold drink cups that we currently anticipate.

If we are not able to begin selling a significant volume of polypropylene products beginning in 2004, our results of operations may be adversely affected.

We conduct a significant portion of our operations in foreign countries, and are subject to risks that are inherent in operating abroad, including governmental regulation, changes in import duties, trade restrictions, currency restrictions and other restraints and burdensome taxes.

Our international operations and the products we sell are subject to numerous governmental regulations and inspections. Although we believe we substantially comply with such regulations, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, may from time to time require operational improvements or modifications at various locations or the payment of fines and penalties, or both.

We are subject to a variety of governmental regulations in the countries where we market our products, including import quotas, tariffs and taxes. For example, distributions of earnings and other payments, including interest, received from our foreign subsidiaries may be subject to withholding taxes imposed by the jurisdiction in which such entities are formed or operating, which will reduce the amount of after-tax cash we can receive. In general, as a U.S. corporation, we may claim a foreign tax credit against our federal income tax expense for such foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which we own 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we are not in a tax-paying position in the United States. We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of certain earnings of those foreign subsidiaries that are classified as “controlled foreign corporations” without regard to whether distributions have been actually received from such subsidiaries.

Our financial results depend in part on the economies of the markets in which we have operations and other interests. These markets are in countries with economies in various stages of development or structural reform, and our operations in such markets also could be affected by:

•	political, social and economic instability;

•	war, civil disturbance or acts of terrorism;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries;

•	hyperinflation; and

•	impositions or increase of investment and other restrictions or requirements by foreign governments.

Our international operations involve transactions in a variety of currencies. Our financial results may be significantly affected by fluctuations of currency exchange rates. Such fluctuations are significant to our international operations because many of the costs related to those operations are incurred in currencies different from those that are received from the sale of our products in foreign markets, and there is normally a time lag between the incurrence of such costs and collection of the related sales proceeds. To the extent that foreign subsidiaries distribute dividends in local currencies in the future, the amount of cash to be received by us and, consequently, the amount of cash available to make payments for principal of and interest on our senior notes, will be affected by fluctuations in exchange rates, and such shifts in the currency exchange rates may have a material adverse effect on us. Although we periodically evaluate derivative financial instruments to manage foreign currency exchange rate changes, we have never held derivatives for managing foreign currency exchange rate risks.

A number of our agreements are governed by the laws of, and subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which the operations are located. We cannot accurately predict whether such forum will provide us with an effective and efficient means of resolving disputes that may arise in the future. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is uncertain.

We depend on the services of members of our senior management, the loss of whom would materially harm our business.

We are dependent on the management experience and continued services of our executive officers, including Michael T. Kennedy, our President, Chief Executive Officer and Chairman. The loss of the services of these officers could have a material adverse effect on our business. In addition, our continued growth depends on our ability to attract and retain experienced key employees.

If we are not able to use our net operating loss carryforwards to reduce our income tax obligations, our results of operations will be adversely affected.

As of December 26, 2003, we had federal net operating loss carryforwards of approximately $81.1 million from our U.S. operations. These net operating loss carryforwards will expire between December 2009 and 2022. We have assessed our ability to utilize our federal net operating loss carryforwards and concluded that no valuation allowance currently is required since we believe that it is more likely than not that the federal net operating loss carryforwards will be utilized either by generating taxable income or through tax planning strategies. However, some portions of these net operating loss carryforwards may expire before we can utilize them to reduce our income tax obligations. Our income tax obligations affect our cash position and, therefore, may affect our ability to make payments on our long-term debt.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and may adversely affect our business, results of operations and financial condition.

Our operations are subject to federal, state, local and foreign environmental laws and regulations. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental matters. The aggregate amount of future clean up costs and other environmental liabilities may be material. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require additional expenditures by us, some of which could be material. See “Business—Environmental Matters.”

The continuing hostilities in the Middle East or the outbreak or escalation of hostilities elsewhere could have a material adverse effect on our business, results of operations and financial condition.

Continued unrest in Iraq and the outbreak, continuation or escalation of hostilities between the United States and any foreign nation, organization or group, together with the recent increase in the frequency and severity of terrorist and similar activity, may have a material adverse effect on our business, results of operations or financial condition. In particular, continued conflict in the Middle East may result in a real or perceived shortage of oil and/or natural gas, which could result in an increase in our manufacturing costs, including an increase in our energy costs and the cost of some of our raw materials.

We rely on unpatented proprietary know-how and trade secrets.

While we hold certain patents and trademarks, we rely primarily upon confidentiality agreements and restricted plant access to protect our proprietary technology. However, these methods and our patents and trademarks may not afford complete protection and others may independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating our proprietary information, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe on our intellectual property rights. While we attempt to ensure that our intellectual property and similar proprietary rights are protected and that the third party rights we need are licensed to us when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. Furthermore, claims or litigation asserting infringement of intellectual property rights may be initiated by third parties seeking damages, the payment of royalties or licensing fees and/or an injunction against the sale of our products and we may not prevail in any such litigation or be successful in preventing such judgment. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of third parties and our intellectual property rights may not have the value we believe them to have.

If Radnor Investments L.P., a 20% owned partnership that became a consolidated entity of ours through the adoption of Financial Accounting Standards Board Interpretation No. 46 in the fourth quarter of 2003, is unable to realize a portion of the investment values recorded at fair market value as of December 26, 2003, we may be unable to monetize the income that we have previously recognized under fair value accounting and may have to record an investment loss.

As a result of the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 46 that is described in Note 2 and 4 to the Company’s audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recently Issued Accounting Standards,” included in the Company’s Form 10-K for the year ended December 26, 2003, Radnor Investments L.P. became a consolidated entity of ours in the fourth quarter of 2003 and our consolidated balance sheet as of December 26, 2003 includes investment assets recorded at fair market value in the amount of $64.8 million with corresponding minority interest liabilities of $48.9 million. If a substantial decrease in the fair market value of underlying investments held by Radnor Investments L.P. occurs, we may be unable to convert previously recognized income and contributions into cash and may have to record an investment loss.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

In mid-November 2003, we acquired operations consisting of a state-of-the-art manufacturing facility, including thermoforming and injection molding machines capable of producing polypropylene and polystyrene products, raw material storage and handling equipment, as well as related production assets and net working capital. As part of the Acquisition we assumed a long-term lease for a 342,000 square foot facility that includes manufacturing, warehouse and office space. We also acquired the rights to the product lines currently manufactured at this facility, which include a broad range of plastic cups, stemware, plates, bowls, containers and cutlery. The purchase price for the assets was approximately $22.3 million, which includes $4.5 million in cash paid at closing, an estimated $1.5 million due from Polar Plastics based on certain working capital levels, issuance of a six-year unsecured note in the amount of $10.0 million bearing interest at 6.0% (with interest but no principal payable until January 1, 2005) and the assumption of $9.3 million in other long-term contractual liabilities. Polar Plastics and certain of its affiliates and key management also entered into seven-year non-competition agreements that will require us to make an additional $3.0 million in payments over five years. We financed this acquisition with proceeds from our amended credit facility.

The following unaudited pro forma consolidated statement of operations for the year ended December 26, 2003 is based on our historical consolidated financial statements and the historical consolidated financial statements of Polar Plastics. See “The Acquisition” for more information concerning the Acquisition.

The unaudited pro forma consolidated statement of operations for the year ended December 26, 2003 gives effect to the Acquisition as if it had occurred on December 28, 2002.

The Acquisition has been accounted for under the purchase method of accounting. As a result, the purchase price and related costs have been allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates. Once we have determined the final purchase price to be paid in connection with the Acquisition, and finalized the valuation studies necessary to finalize the required purchase price allocations, the unaudited pro forma consolidated financial statements will be subject to adjustment. Such adjustments may result in material changes to the unaudited pro forma consolidated statement of operations to reflect, among other things, the final allocation of the purchase price. Accordingly, the financial information presented herein is preliminary and subject to change.

The unaudited pro forma consolidated financial data is presented for informational purposes only and is not indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of the referenced dates. The pro forma consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, together with the related notes thereto, included in the Company’s Form 10-K for the year ended December 26, 2003.

Unaudited Pro Forma Consolidated Statement of Operations

	Year Ended December 26, 2003
	Radnor (1)	Polar Plastics (2)	Acquisition Adjustments		Pro Forma
	(in thousands)
Net sales	$341,664	$30,524	$—		$372,188
Cost of goods sold	279,013	30,224	(3,152	)(4)	306,085

Gross profit	62,651	300	3,152		66,103
Distribution	23,335	—	—		23,335
Selling, general and administrative expenses	31,567	4,809	616	(5)	36,992
Financial expenses	—	507	—		507
Other expenses	1,838	—	—		1,838

Income (loss) from operations	5,911	(5,016)	2,536		3,431
Interest, net(3)	21,027	318	994	(6)	22,339
Income from unconsolidated affiliates	(3,623)	—	—		(3,623)
Other expense, net	902	—	—		902

Income (loss) before income taxes and discontinued operations	(12,395)	(5,334)	1,542		(16,187)
Provision (benefit) for income taxes	(2,612)	(585)	(856	)(7)	(4,053)

Net income (loss)	$(9,783)	$(4,749)	$2,398		$(12,134)

(1)	Derived from the audited statement of operations of Radnor for the fiscal year ended December 26, 2003.
(2)	Derived from the unaudited statement of operations of Polar Plastics for the period from January 1, 2003 to November 14, 2003.
(3)	Interest includes amortization of premium and debt issuance costs related to the Company’s senior notes of $0.8 million for the year ended December 26, 2003.
(4)	Reflects adjustment to cost of goods sold, as follows (in thousands):

Elimination of historical depreciation	$(1,084)
Depreciation on existing assets, based on preliminary purchase accounting valuation and estimated remaining asset useful lives	431
Depreciation on assets purchased as part of the Acquisition that were previously accounted for as operating leases	767
Reduction of lease expense related to the purchase of assets previously leased by Polar Plastics	(3,266)

$(3,152)

Assets previously leased, which were purchased as part of the acquisition, relate to machinery and equipment used in Polar Plastics’ thermoforming and injection molding operations. These assets were accounted for as operating leases with various terms extending through 2007. Certain of these assets were leased from Polar Plastics, Ltd., an affiliate of Polar Plastics, and were purchased as part of the acquisition for $3.5 million. In order to ensure ownership of the remainder of the assets and to establish a fixed acquisition price, the remainder of the leased assets were or will be purchased from third-party equipment financiers through the conversion from operating leases to capital leases. These conversions were or will be effected by changes in the payment terms as well as by changes from fair market value purchase options to the transfer of ownership at the end of the lease terms. These purchased assets are being depreciated over their estimated remaining useful lives as determined in our purchase accounting valuation. Differences between the terms of the operating leases and the estimated remaining asset useful lives result in discrepancies between historical lease expense and expected depreciation expense. The depreciation amount was calculated using the value of property, plant and equipment and the expected useful lives of the corresponding assets, as determined in the Company’s purchase accounting. The changes made to properly reflect the estimated remaining useful lives of the acquired assets, as well as the allocation of the purchase price to such assets, result in differences between historical and expected depreciation expense.
(5)	Reflects the pro forma adjustment relating to amortization of the following (in thousands):

Non-compete agreements	$334
Intangible assets purchased as part of the Acquisition	282

$616

(6)	Reflects the pro forma adjustment to interest resulting from the Acquisition as follows (in thousands):

Elimination of Polar Plastics’ existing interest expense	$(318)
Interest expense on term debt issued in association with the acquisition	704
Interest on capital leases entered into as part of the acquisition	546
Interest on capital leases assumed as part of the acquisition	6
Interest on term debt assumed as part of the acquisition	29
Interest accretion on long-term non-compete agreements	94
Elimination of interest resulting from paydown of revolving indebtedness as part of the acquisition	(67)

$994

(7)	Represents the adjustment to Polar Plastics’ provision for income taxes resulting from the acquisition and related pro forma adjustments. On a pro forma basis, the effective tax rate of 38% is consistent with Radnor’s effective tax rate before taking into account the creation of a valuation allowance against state net operating loss carryforwards in the current year.

THE ACQUISITION

In mid-November 2003, we acquired the operations of Polar Plastics, consisting of a state-of-the-art manufacturing facility, including thermoforming and injection molding machines capable of producing polypropylene and polystyrene products, raw material storage and handling equipment, as well as related production assets and net working capital. We assumed the long-term lease for a 342,000 square foot facility in Mooresville, North Carolina that includes manufacturing, warehouse and office space. We also acquired the rights to the product lines currently manufactured at this facility, which include a broad range of plastic cups, stemware, plates, bowls, containers and cutlery. This purchase provided us with the manufacturing capacity and operating platform to accelerate the development and marketing of new polypropylene foodservice packaging products, particularly disposable cold drink cups. We also entered into a lease for a manufacturing facility in Winston-Salem, North Carolina through June 2004, which we expect to vacate in May 2004.

The purchase price for the assets was approximately $22.3 million, which includes $4.5 million in cash paid at closing, an estimated $1.5 million due from Polar Plastics based on certain working capital levels, issuance of a six-year unsecured note in the amount of $10.0 million bearing interest at 6.0% (with interest but no principal payable until January 1, 2005) and the assumption of $9.3 million in other long-term contractual liabilities. Subject to the adjustment referenced above, the net working capital we acquired consisted of $10.0 million of current assets and $11.5 million of current liabilities. Polar Plastics and certain of its affiliates and key management also entered into seven-year non-competition agreements that will require us to make an additional $3.0 million in payments over five years.

We believe that the Acquisition will accelerate our expansion into thermoformed polypropylene products and generate certain cost savings. The data set forth below with respect to these anticipated cost savings have not been prepared with a view towards compliance with generally accepted accounting principles or the rules of the Securities and Exchange Commission regarding pro forma financial presentation, nor have such data been audited, reviewed, subject to any agreed upon procedures or otherwise passed upon by KPMG LLP or any other independent certified public accountants. These cost savings are not included in our unaudited pro forma consolidated financial statements included elsewhere in this Report on Form 8-K.

The following summarizes those cost savings that we believe we would have been able to achieve if we had operated the business acquired in the Acquisition for the twelve months ended December 26, 2003 (in millions):

Revenue:
Incremental profit on new supply agreement with Polar Canada	$0.4

Raw Materials:
Polypropylene purchases	$0.5
Corrugate purchases	0.2
Polystyrene purchases	1.2

Total	$1.9

Fixed and Variable Overhead:
Salaries	$0.1
Closure of redundant manufacturing facility	0.9
Engineering project cost capitalization	1.4
Elimination of costs allocated from related company	0.1
Outside storage	0.2

Total	$2.7

Sales and Marketing:
Salaries	$0.5
Benefits	0.2
Other employee costs	0.3
Redundant advertising and promotional costs	0.2
Broker costs	0.9

Total	$2.1

General and Administrative:
Salaries	$1.4
Benefits	0.3
Other employee costs	0.2
Elimination of management contract	0.2
Elimination of redundant computer system	0.2
Other	0.3

Total	$2.6

Total cost savings	$9.7

Revenue—Due to the renegotiation of the supply agreement with Polar Plastics, Ltd, in connection with the Acquisition, revenue and related profit would have been higher by approximately $0.4 million for the twelve months ended December 26, 2003.

Raw Materials—Due to our raw material purchasing power, we are able to purchase polystyrene, polypropylene and corrugated cardboard at rates that are below Polar Plastics’ historical cost. Based on Polar Plastics’ actual purchases of these products, we believe we would have saved approximately $1.9 million for the twelve months ended December 26, 2003.

Fixed and Variable Overhead—We have eliminated redundant engineering positions, capitalized expenditures related to the manufacture of operating assets and eliminated costs allocated from a related fcompany. We also plan to close a redundant manufacturing facility by May 2004 and eliminate an outside storage facility by July 2004. Based on these actions and plans, fixed and variable overhead synergies would have been approximately $2.7 million for the twelve months ended December 26, 2003.

Sales and Marketing—We have eliminated redundancies in sales and marketing staff positions created through the combination of the acquired operations and our prior operations. In addition, we are utilizing existing direct sales personnel in certain regions where Polar Plastics previously used sales brokers. In certain areas where both we and Polar Plastics utilized brokers, savings have been generated by consolidating sales efforts into the broker organization with the lower commission structure. In addition, we believe that savings exist with respect to redundant advertising and promotional programs between the two companies. Based on these actions, we believe cost savings related to selling and marketing expenses would have been approximately $2.1 million for the twelve months ended December 26, 2003.

General and Administrative—Polar Plastics had historically been operated as a stand-alone facility with a full complement of financial, accounting, purchasing and human resources staff. We have eliminated personnel redundancies created through the combination of the businesses, which has reduced salary costs, benefit expense and other employee costs, which include recruiting, relocation and travel expenses. Legal, accounting and other professional service functions, with the exception of those services provided by external auditors, are being performed by our existing staff. Based on these actions, we believe cost savings related to general and administrative expenses would have been approximately $2.6 million for the twelve months ended December 26, 2003.

Although we believe that the combination of Polar Plastics with our existing business has accelerated our expansion into thermoformed polypropylene products and generated certain cost savings, the combination may not allow us to achieve all of the anticipated results. In agreeing to the terms and conditions of the Polar Plastics asset purchase agreement, we made certain business assumptions and determinations based on our investigation of the assets and the related business to be acquired. These assumptions and determinations, however, involve certain risks and uncertainties that may cause our assumptions and determinations to be inaccurate. For example, we may have underestimated the expenses that we will incur as a result of managing a higher level of business activity or the number of staff required to manage this level of activity. In addition, in the future we may not be able to purchase polystyrene at costs that are below Polar Plastics’ historical costs.

Moreover, although we believe the assumptions and determinations upon which the foregoing cost savings are based were reasonable when made, because such assumptions are inherently subject to significant economic, competitive and other uncertainties and contingencies which are difficult and in many instances impossible to know, predict or foresee, there can be no assurance, and no representation or warranty is hereby made, that the cost savings presented herein would actually have been achieved had we operated the business acquired in the Acquisition during the periods presented. You are strongly cautioned not to place undue reliance on the foregoing cost savings. You should make your own independent review and assessment of the potential operating cost savings in conjunction with a review of the “Unaudited Pro Forma Consolidated Financial Statements” included herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements, each of which is included in the Company’s Form 10-K for the year ended December 26, 2003.

BUSINESS

General

We are a leading manufacturer and distributor of a broad line of disposable foodservice products in the U.S. and of specialty chemical products worldwide. We operate 15 plants in North America and three in Europe and distribute our foodservice products from ten distribution centers throughout the United States. We are the second largest U.S. manufacturer of foam cups and containers and, by capacity, the fifth largest worldwide producer of expandable polystyrene, or EPS, which is the primary raw material used in our foodservice packaging products. We have been manufacturing EPS and related products sold to the foodservice, insulation and protective packaging industries for more than 25 years.

Through the Acquisition in November 2003, we extended our product line into a broad range of disposable foodservice products, including polystyrene and polypropylene drinking cups, stemware, plates, bowls, containers and cutlery. We are upgrading our thermoforming equipment and installing new production lines to facilitate the introduction of our proprietary polypropylene cold drink cups. This expansion is needed to meet accelerating customer demand, including business awards from QSR customers for delivery in 2004.

Several current and new customers, including Bunzl, McDonald’s, Performance Food Group, Matosantos and Schrier Bros., are purchasing or have advised us of their intent to purchase polypropylene cold drink cups from us that we expect will result in approximately $23 million in net sales in 2004. Other major customers to which we are marketing our thermoformed polypropylene product line include Sysco, U.S. Foodservice, PYA/Monarch, Food Services of America, UniPro and MBM/Proficient Food in the foodservice industry; Kroger, Safeway, Albertson’s and Wal-Mart in the retail industry; Costco, SAM’S CLUB and BJ’s in the warehouse club industry; and Hardee’s, Church’s Chicken, Popeyes and Denny’s in the QSR industry.

Through our focus on high-quality products, proprietary molding and design technologies, superior customer service and national distribution capabilities, we have developed long-term relationships with many of the largest companies in the foodservice, retail, warehouse club and national QSR industries. We have been selling our products to our ten largest customers by sales volume for an average of more than 20 years. We expect to achieve significant growth in revenues and profitability from our new product line by leveraging these customer relationships and our proprietary technology and product design capabilities; however, we may not achieve such growth or profitability. See “Risk Factors—We may not be successful in expanding our product line to include plastic products, and our inability to implement our expansion plans may have an adverse effect on our business.”

Industry Overview

Packaging.    We compete within the foodservice industry, which includes products manufactured with paper, plastic, foam and other materials. Radnor manufactures a broad range of disposable foam, polypropylene and polystyrene products.

According to independent industry research, the institutional disposable foodservice packaging industry, which includes foodservice distributors and QSRs, but excludes retail and consumer customers such as mass merchandisers, drug stores and club stores, generated $11.6 billion in U.S. sales in 2002. A January 2004 independent industry analysis projected that demand for disposable foodservice products will grow by 4.3% per year until 2007, due in part to the growth in away-from-home food expenditures. The study also projected that through 2012, growth will also average 4.3% per year.

We estimate that a total of $4.0 billion of disposable cups and lids were sold in the U.S. in 2002. The use of disposable foam cups and containers in the U.S. market has increased significantly over the last three decades and we expect similar growth in the future. According to recent independent industry analyses, the U.S. foam cup and container market is projected to grow at an annual rate of up to 3% through 2010. Another recent independent industry analysis of the U.S. plastic cup and container market through 2006 projects an annual growth rate of approximately 2.5% to 3% for sales of disposable cups and lids to institutions and QSRs, which we believe constitute approximately 80% of all sales of those products.

The factors that originally gave rise to the use of disposable products continue to support the market’s growth. These include lower labor, maintenance and energy costs as compared to reusable products, as well as sanitary considerations and growth in the consumption of take-out foods and beverages. The expansion of QSRs and warehouse retailers and the consolidation of some foodservice distributors into larger companies with a national presence have also increased the use of disposable products.

Within the disposable product market, foam cup and container usage has increased significantly over the last two decades as a result of factors unique to this segment. These factors include the superior insulating and molding qualities of foam, lower production costs as compared to other disposable and reusable products and sanitary considerations. Other growth factors include the expansion of warehouse retailers, the growth in consumption of take-out foods and beverages and increased demand for larger sizes and specialized products. Although the success of foam cups to date has been primarily in the hot drink segment, we believe that there continue to be significant growth opportunities in the sale of cold drink cups, particularly in the large (16 through 64 ounce) sizes, including specialized products such as car carrier cups, on which we make higher margin.

Usage of plastic cups and containers has also increased significantly in recent years. Cold drink cups constitute a majority of the disposable cup market and consist primarily of paper and polystyrene cups. Plastic cups and containers offer a number of advantages compared to paper, including elimination of sogginess, greater rigidity, more uniform seamless construction and unique design and printing capabilities. Polypropylene products additionally have cost advantages and an enhanced appearance compared to polystyrene plastic and other cold drink cup products. Led by demand from take-out markets, including drive-thru windows at QSRs, we believe growth in this segment will be strongest in larger sizes where polypropylene cups can be designed to fit into automotive cup holders.

Specialty Chemicals.    We compete in the North American and European EPS markets. In North America, we sell EPS to the insulation, protective packaging and foodservice industries. Recent independent industry analyses estimated the U.S. EPS market to have been in excess of 400,000 metric tons in 2000 and projected an annual growth rate of approximately 3% through 2010. This market is concentrated, with Radnor and three other competitors accounting for over 90% of the North American market.

In Europe, we sell EPS to the insulation and protective packaging industries. The EPS market in Europe includes a broader range of product applications and is more fragmented than the North American market. A recent independent industry analysis estimated the European EPS market to have been in excess of 995,000 metric tons in 2000 and projected an annual growth rate of approximately 3% through 2005.

Competitive Strengths

We have strong competitive positions in the disposable cup and container segment of the foodservice packaging market and in the EPS market, which we attribute to our competitive strengths, including:

•	Customer Service and Reputation for Quality Products. Our attention to customer service and emphasis on high-quality products allow us to continue to meet the needs of our existing customers and attract new ones. We distinguish our customer service through our breadth of product offerings, extensive order-entry system, integrated manufacturing process and strategically located facilities, which enables us to meet the distribution requirements of our customers in an efficient and cost-effective manner. We also coordinate with our customers to develop new products.
•	Longstanding Relationships with a Diversified Base of Nationally Recognized Customers. Our ten largest customers have been purchasing products from us for an average of more than 20 years. We work closely with our customers to meet their needs, including custom product development and tooling, seasonal marketing programs and specialized printing requirements. We believe that the strength of our customer relationships results from consistently meeting or exceeding our customers’ expectations, and that this provides us with meaningful opportunities for growth within existing and new product lines.

•	Favorable Product and Cost Characteristics. Our foodservice packaging products have superior molding and, in the case of foam products, thermal properties as compared to paper and other substitute products. These properties allow for a broader range of use in both hot and cold applications, as well as in specialty applications such as car carrier cups. In addition, production costs associated with our foam foodservice packaging products are significantly less than those of substitute products.

•	Nationwide Manufacturing and Distribution Platform. We have ten strategically located U.S. manufacturing and distribution facilities that allow us to deliver combined shipments of our broad range of foodservice products throughout the United States with minimal lead times and consistent high product quality. This capability assists in attracting business from large national account customers.

•	Proprietary Technology and New Product Development. Our ability to incorporate proprietary technology into our manufacturing operations and continually develop new and innovative products enables us to offer competitive prices, improve our position with existing customers, attract new customers and improve our market position versus comparable paper and other substitute products. We have developed a broad array of proprietary technology that is utilized in various stages of our manufacturing operations. For example, our custom-designed molding equipment and process technology used in the production of our packaging products allows us to better meet customer requests for specialized container designs, custom printing or embossing, while at the same time permitting us to maintain high-volume production runs. Other proprietary technology includes automated materials handling, auto-case packaging machines and customized EPS formulations that further enhance manufacturing efficiencies and specific product features. Recent product developments include our polypropylene cold drink cup product line, our 10 cup-2 lid product line, antistatic EPS for electronics packaging and EPS for lost foam casting to create manufacturing casts for metal components.

•	Experienced Management Team. Our management team is highly experienced, with our senior sales, manufacturing, administration and engineering executives having an average of more than 20 years of experience in the foodservice or EPS packaging industries.

Business Strategy

Our business strategy is to increase revenues, profitability and cash flow and to further enhance our market position by emphasizing the following initiatives:

•	Expand into New Product Lines. We believe that significant near-term growth opportunities exist within our nationally recognized customer base in connection with the recent introduction of our new cold drink cup product line, due to its cost and quality advantages compared to paper and other cold cup products. In addition, we will selectively expand into other product lines where we can leverage our longstanding relationships with these customers, our strategically located manufacturing facilities and our expertise in producing high quality, low-cost molded products.

•	Continue to Expand Our Existing Foam Foodservice Packaging Business. We are expanding our foam foodservice packaging business and pursuing growth opportunities, including the development of new foam products. In addition, we believe that we have a significant opportunity to increase our share of the disposable cup and container market by continuing to position foam products, with their superior thermal and molding properties and lower production costs, as an alternative to comparable paper and other substitute products.
•	Apply Leading Edge Technology to Improve Quality and Productivity and Reduce Costs. We have incorporated key technological advances into the manufacturing processes for both foam products and polypropylene products. With respect to foam cups and containers, our manufacturing process advances have allowed us to significantly reduce scrap rates and labor and energy consumption, as well as to increase throughput. We have worked collaboratively with the manufacturer of the equipment we use to produce our polypropylene cold drink cups to permit the manufacturer to modify its equipment based on our proprietary designs. Our new polypropylene cold drink cup provides a significant cost advantage because polypropylene typically costs less than polystyrene and enhances the durability, appearance and feel characteristics of the cold drink cup as compared to polystyrene. In addition, we plan to continue to reduce manufacturing costs by developing new equipment and processes that enhance productivity and improve manufacturing quality.

•	Reduce Debt. We intend to use a significant portion of our anticipated future cash flows to reduce outstanding debt. We expect to enhance our revenues through new products such as our recently developed thermoformed polypropylene product line, as well as to continue our cost reduction initiatives. From time to time we also evaluate and may pursue various capital raising transactions, including the sale of debt or equity securities, and the divestiture of non-core assets. We believe that these efforts will increase our free cash flow and allow us to reduce our debt, thereby increasing our earnings and enhancing our liquidity.

Products

Packaging.    Radnor manufactures a broad range of disposable foodservice products, including cups, bowls, plates, containers, lids, cutlery, barware and stemware from EPS, polypropylene and polystyrene.

The use of foam provides an insulating feature to our products, allowing them to be used for both hot and cold beverages and food products while enhancing comfort for the end user. Foam cups are manufactured in varying sizes (4 to 64 ounces) for both hot and cold beverages and are sold under numerous brand names, including the WinCup, COMpac, Profit Pals, STYROcup, Big Cool and Simplicity brand names. Foam bowls and other containers are made in varying sizes (3.5 to 32 ounces) for both hot and cold food products and are sold under the STYROcontainers brand name. Our thermoformed leak-resistant plastic lids feature a “stacking ring” that minimizes the shifting of a second cup when placed on top of the first cup. Other enhanced lid features include vents, tear-away tabs and straw slots, depending on the intended use. Cups, bowls, containers and lids are designed so that the same lid can be interchanged with many different cup, bowl or container sizes, which simplifies inventory and display area requirements. For example, our 10 cup-2 lid product line allows two different lids to fit with ten different size cups.

Our cups, bowls and containers are available with custom offset or embossed printing. We also manufacture a broad range of custom-designed foam containers for many of our large national accounts. A significant component of this business is the manufacturing of containers for customers, which use the containers for dried noodle products sold through retail grocery and supermarket chains. We also supply our products in private label packaging for certain of our customers.

Our thermoformed and injection molded polypropylene and polystyrene product lines include more than 450 cups and containers, ranging in size from 3.5 oz. to 42 oz. with matching lids. To simplify display and inventory requirements, we design our cold drink cups so that the same lid can be interchanged with many cup sizes. The use of polypropylene as a raw material provides drink cups with enhanced appearance qualities, including a rolled lip that is less abrasive to the user and a sturdy, yet flexible and comfortable, feel. We mold our thermoformed cold drink cups to meet our customers’ specific needs and to permit the largest sizes to fit into a car’s cup holder. Polypropylene also allows us to improve printing quality for our customers, permitting photography-quality printing that is superior to the print capabilities for other substitute products. We also manufacture thermoformed polypropylene portion cups used for salad dressing, condiments and similar applications, as well as rigid plastic cutlery products.

We continuously work to develop new products that fit with our customer’s specific needs. One of our early customer-driven developments was the “flare” cup design that replaced the heavier rim typically built into the top of a foam cup with a smooth, flared edge that improves the stability of the cup’s construction. The flare cup was well-received by customers because it combined the favorable appearance of paper with the insulating qualities of foam. More recently, our car carrier cups have addressed the end user’s desire for a cup that can contain larger volumes of liquid while fitting into an automobile’s cup holder.

Specialty Chemicals.    In North America, we manufacture EPS for our internal consumption, in addition to selling directly to third-party manufacturers of foodservice, insulation and protective packaging products. EPS is categorized by size, with the smallest size, or cup-grade, used to manufacture foam cups and containers. Larger sizes are sold to manufacturers of insulation and protective packaging products and include EPS modified for fire retardancy.

We manufacture a broad range of EPS formulations in Europe for conversion into a variety of standard and specialized insulation and packaging products. This EPS is made primarily for the insulation and protective packaging industries and includes a range of bead sizes and densities for conversion by customers into light and heavy insulation boards as well as various shape products, such as insulated fish packaging boxes. We work closely with our European customers to incorporate special product features into our EPS, such as fire retardancy, specialty coatings, higher thermal insulation qualities and antistatic properties.

Sales, Marketing and Customers

Packaging.    Radnor sells its broad range of disposable products in the foodservice industry through a 38-person sales organization and through an extensive network of 61 independent sales representatives. Sales and marketing efforts are directed by our Senior Vice President of Sales and Marketing and are supported by 11 senior sales managers averaging approximately 20 years’ experience in the foodservice industry. We believe our experienced sales team and long-term representative relationships enhance our ability to provide high levels of customer service and specialized marketing programs, including custom-designed products. Major end users of these products include fast-food restaurants, full-service restaurants, hospitals, nursing homes, educational institutions, airlines, business offices, movie theaters and other leisure time concessionaires, such as sports stadiums.

We sell disposable products in the foodservice industry to approximately 1,500 national, institutional and retail accounts throughout the United States, in Mexico and in other countries. This customer base, which includes many of the foodservice industry’s largest companies, can be divided into three major categories:

National Accounts.    National accounts are customers that utilize our disposable foodservice products in the sale of their own products and consist primarily of large fast-food restaurant chains and convenience stores. During fiscal 2003, sales to these customers accounted for approximately 11.9% of our net sales, and included Church’s Chicken, Denny’s, Dunkin’ Donuts, Fast Food Merchandisers (the distribution arm for Hardee’s), Marriott International, Perseco (the distribution arm for McDonald’s) and Popeyes.

Institutional Accounts.    Institutional accounts are customers that purchase our disposable foodservice products with a view toward reselling such products in bulk to institutional end users, such as hospitals, nursing homes, educational institutions, airlines, movie theaters and similar leisure time concessionaires, such as sports stadiums. These customers, representing approximately 40.5% of our net sales in fiscal 2003, are primarily large foodservice distributors. Companies such as Bunzl, Food Services of America, Sysco and U.S. Foodservice have all been customers for more than ten years. This group also includes MBM/Proficient Food, Performance Food Groups, PYA/Monarch and UniPro Foodservice and key buying organizations such as Affiliated Paper Companies and ComSource Independent Foodservices.

Retail Accounts.    Retail accounts are customers that purchase our disposable foodservice products for resale to actual consumers of the products and consist primarily of supermarket chains and discount stores. In fiscal 2003, retail customers accounted for approximately 8.8% of our net sales and also included seven of the twelve largest supermarket chains in the United States. Representative customers include A&P, Albertson’s, BJ’s Wholesale Club, Costco, Kroger, Safeway, SAM’S CLUB and Wal-Mart.

Approximately 10.0% of our packaging product sales are made pursuant to arrangements under which product prices are automatically adjusted based on changes in prices of styrene monomer and other raw materials. Substantially all of our other packaging product sales are made pursuant to contracts or other arrangements under which we have the right to change product prices on 30 to 60 days’ prior written notice.

Specialty Chemicals.    In North America, we sell EPS through a dedicated sales force averaging 20 years experience and two broker organizations to manufacturers of foam protective packaging and insulation products. In Europe, we market through our Europe-wide sales office network. In support of these sales and marketing efforts, we employ people who are knowledgeable about chemical engineering and manufacturing processes in order to provide technical assistance to our customers.

In Europe, we sell EPS to 200 primarily mid-sized companies throughout Europe. We have actively pursued these customers because they provide potential for higher margins and because of their increased reliance on our technical support, which results in a greater ability to foster long-term customer relationships. We sell approximately 25% of our European EPS production to our former European insulation business pursuant to a long-term supply agreement.

Customer Concentration.    No customer represented more than 6.5% of our net sales for fiscal 2003, although the five largest accounts represented approximately 25.6% of such sales. Because we are focusing our marketing efforts for our new thermoformed polypropylene products on our key customers, we anticipate that this customer concentration may increase in the future.

Manufacturing

We operate 15 plants in North America and three plants in Europe. Our eleven U.S. and European foam plants generally operate 24 hours a day, seven days a week and 355 days a year. Our plastic cup and cutlery products are manufactured through an injection molding or thermoforming process that uses polystyrene and polypropylene as its principal raw materials in our state-of-the-art manufacturing facility in North Carolina. This plant generally operates 24 hours a day, five days a week. We expect the North Carolina plant utilization to increase in 2004 and to eventually operate 24 hours a day, seven days a week and 355 days a year. We also operate five plants located in the United States, Canada and Europe that manufacture EPS from styrene monomer. These plants generally operate 24 hours a day, seven days a week and 355 days a year.

Manufacturing Process

The manufacture of EPS, the primary raw material in the manufacture of foam products, has two steps: polymerization and impregnation. In the polymerization phase, styrene monomer, which is a commodity petrochemical derived primarily from benzene and ethylene, is suspended in water and then treated with chemicals and catalysts to produce polystyrene crystal in various sizes, each of which has different end-use applications, including general purpose polystyrene. To produce EPS, the crystal is impregnated with a high-purity pentane gas.

We manufacture our foam cups and containers utilizing a custom molding process. First, the cup-grade EPS is blended with a lubricating agent and then pre-expanded so that the EPS is of the appropriate density. This pre-expanded EPS is then fed through special screeners to remove undersized and oversized beads. The pre-expanded EPS is then injected into machine molds and fused by injecting steam into the mold cavity. After the EPS is fused, the mold shells are cooled, the mold halves are opened and the finished cups are ejected. The finished products are vacuum tested, counted and packaged.

We manufacture polypropylene cups and containers using a complete line process. In this process, polypropylene pellets and desired colorants are mixed, heated and extruded into a continuous sheet, which is then fed into a thermoformer and molded into the size and shape of the preferred product design. After the cups are cooled, they are trimmed from the sheet while still in the mold and are subsequently transferred to a forming station where the rims are rolled over in a coining process to provide attractive and highly functional lips for the finished products. The finished cups are automatically transferred for packaging into finished cases or to printing and then packaged into finished cases.

We manufacture both polypropylene and polystyrene cutlery and cups using an injection molding process in which resins and colorant are mixed and heated through an extrusion process. The liquid resin is then injected into the cavities of the mold to form the shape of the product. The material is cooled inside the mold through the use of chilled water. Both halves of the mold are then separated and the parts ejected where they are transported to either an automatic or manual packing station, depending on the type of finished product.

Our lid products are produced from high-impact polystyrene, or HIPS, which is subjected to heat and pressure, after which the product is extruded through a thin die. The lids are then trimmed for finished goods packing, while the scrap is ground and reintroduced into the original material blend.

Quality Control

Our manufacturing quality control program for foam foodservice products involves automated testing of all products for leaks. In addition, random testing is performed at least hourly at each facility for various attributes: seepage, weight, appearance, strength and, where applicable, print. We centrally collect the resulting data, subject it to statistical analysis and review the results. In addition, each machine operator and packer performs various quality checks during the production process. We also obtain random samples of finished foam packaging products from our various manufacturing facilities and perform an analysis similar to that described above at our Phoenix laboratory.

Our manufacturing quality control program for thermoformed plastic products enables us to meet our customers’ requirements through a documented Quality Management System. We monitor and measure the attributes that are critical to quality. We then statistically analyze the data to ensure that the processes are consistent in conforming to the customers’ desires.

In addition to our own programs, certain of our larger customers have established their own product standards and perform periodic manufacturing audits at our facilities, either through their own personnel or through an independent testing group such as ASI Food Safety Consultants. We also submit products to third-party laboratories for microbiologic and physical tests to assure that we conform to or exceed industry product safety standards.

We utilize our quality, service, manufacturing and customer partners to enact and follow through on initiatives consistent with total quality management and good manufacturing practices. Through these programs, we work with our customers to ensure product quality and to create new products that reflect the present and future needs of our customers.

Our North American EPS quality control laboratory includes infrared spectrograph and atomic absorption units. Our laboratory chemists are capable of performing complex chemical and atomic analysis of styrene monomer, polystyrene crystal, expandable polystyrene and all other material components of EPS production. This gives us the ability to customize EPS formulas to meet any special customer requirements. The EPS quality control program includes testing every production batch of EPS to ensure it meets specific customer requirements. Each batch is tested for particle sizes, pentane gas volume and, if the EPS is to be used for insulation, their fire retardation capability.

In Europe, our sophisticated quality control laboratory is complemented by a fully equipped analytical laboratory containing three fully instrumented, automatically controlled pilot reactors, a fully equipped reactor bay, including a reactor and equipment for screening and coating, as well as two complete lines for converting EPS into insulation boards and shape-molded products. Testing equipment for analytical and quality audit work includes electronic balancers, equipment for testing burning behavior, gas chromatographs, sweep electron microscopes, colorimeters, flexural/compressive strength testers, an izod impact tester and lambda value testers. We regularly test our EPS for a range of key attributes that vary by specific product. Our European facilities are either ISO 9001 or ISO 9002 certified and both are also ISO 14001 certified.

Engineering

We employ 66 full-time technical personnel and 26 full-time engineers and engineering managers, based in the Phoenix, Corte Madera, Fort Worth, Mooresville and Canadian facilities. The engineering staff uses computer-aided design and computer-aided manufacturing systems to design advanced, three-dimensional models of products and molds. Once an electronic image of the machine and mold part design is generated, the part can be custom manufactured. We have the capacity to construct all of the proprietary equipment, machines and molds used in the production, testing and packaging of our foam products. At least initially, we will not be constructing any of the proprietary equipment, machines and molds used in the production, testing and packaging of our polypropylene products. We have also developed and are installing in our manufacturing facilities automated materials handling equipment that includes in-line printing, automatic case packaging equipment and more advanced molding machines.

We continually examine how to improve our manufacturing process efficiencies. Sophisticated infra-red imaging systems, providing real-time video displays, are used to evaluate the thermal efficiency of molds and machines under development. We also can create special prototype mold forms for new lid designs and single-cavity cup and container molds, both of which enhance our ability to evaluate customer design requests rapidly.

The managing director of our European EPS operations is an engineer, as are each of the managers and supervisors of the production facilities located in Europe. In Europe, we also employ two full-time engineers who are responsible for process and production engineering and interact regularly with research and development personnel based in the analytical laboratory as well as senior technical support staff responsible for assisting the sales team.

Raw Materials

Our foam products are manufactured from EPS, which is produced from styrene monomer. High-purity pentane is also used as an expanding agent in the production of EPS. The raw materials we use for the manufacture of thermoformed lids are primarily plastic resins such as polystyrene. Our plastic cups and cutlery are thermoformed and injection molded from polypropylene and polystyrene resins.

Styrene monomer is a commodity petrochemical that is readily available throughout the world in bulk quantities from numerous large, vertically integrated chemical companies. Styrene monomer prices have fluctuated significantly as a result of changes in petrochemical prices and the capacity, supply and demand for styrene monomer. For example, the contract price for styrene monomer increased from $0.25 per pound in 2001 to a high of $0.37 per pound in 2002. The contract price for styrene monomer increased to $0.46 per pound in March 2003, decreased to $0.40 per pound in November 2003 and increased to $0.48 per pound in February 2004. Although future styrene monomer prices cannot be predicted with accuracy, prices are forecasted by independent industry surveys and producer reports to decline to $.41 by the end of 2004. While the Company has been able to pass on the majority of past price increases to customers, the Company may not be able to increase prices if styrene monomer costs rise in the future.

We have historically purchased a majority of our styrene monomer requirements under a variety of long-term supply contracts. These contracts provide a supply of styrene monomer under several different pricing mechanisms and with volume discounts. The various pricing mechanisms include those tied to raw material prices, spot market indices, contract indices and varying mixtures of the three. Under our styrene monomer supply contracts, which expire through 2009, we currently acquire approximately 75% of our current styrene monomer needs.

High-purity pentane, which is used as the expanding agent in the production of EPS, is available from a limited number of suppliers. Should high-purity pentane become unavailable, however, high-purity butane may be substituted as the expanding agent.

The raw materials used in the manufacture of our polystyrene plastic cups and cutlery and for the manufacture of thermoformed lids are primarily plastic resins such as polystyrene, which are available from a number of sources. Our polystyrene resin supplies are purchased under various agreements that contain minimum and maximum purchase requirements. The price we pay for polystyrene resin is determined at the time of purchase and can be supported by our styrene monomer purchases. The prices of polystyrene resins fluctuated in a fashion similar to the fluctuations affecting styrene monomer as described above. Polystyrene is largely a derivative of styrene monomer and prices react the same way over time. Prices also can change based on the operating rates of the polystyrene manufacturing facilities. Published contract polystyrene pricing is currently $0.65 per pound. The forecasted price of polystyrene is expected to range between $0.58 and $0.68 during 2004.

The primary raw materials used to manufacture our thermoformed plastic products are polypropylene resins that are made from propylene. We do not currently have long-term supply agreements for polypropylene and may not be able to enter into such agreements on favorable terms or at all. If we are unable to enter into long-term supply agreements, we will be more impacted by the changing market conditions for polypropylene. Polypropylene resin pricing follows the raw material price of propylene and is influenced by the operating rates of the respective polypropylene manufacturing locations. The published homopolymer polypropylene contract price was $0.47 per pound for February 2004 and is forecasted by independent industry surveys and producer reports to decline to $0.42 per pound by the end of 2004. Polypropylene has had the tendency to fluctuate significantly over time. For example, the contract price for polypropylene ranged from $0.28 to $0.46 from the beginning of 2000 through December 2003. We anticipate entering into long-term contracts to provide consistent supply of polypropylene resins. We expect the pricing mechanisms in those contracts to be market driven and to change monthly. We also anticipate that we will obtain rebates based on volume incentives with the respective suppliers.

If pricing of either polystyrene or polypropylene resins would put us in an uncompetitive position, we can switch to the other resin to make our products competitively.

Proprietary Technology and Trademarks

We have developed a broad array of proprietary technology that is utilized in various stages of our manufacturing operations. We rely primarily upon confidentiality agreements and restricted plant access to protect our proprietary technology. We own several patents relating to our cup design and our EPS manufacturing processes. However, we do not consider these patents material to our operations.

We hold 50 trademarks registered in the United States, several of which are also registered in other countries. We also hold a number of unregistered trademarks. We do not consider any of these trademarks material to our operations.

Competition

We compete in the highly competitive foodservice industry. The foam segment of the disposable cup and container market is highly concentrated and, within this segment, we compete principally with Dart Container, which has significantly greater financial resources than we have and controls the largest share of this market segment. We do not believe that companies operating in related markets are likely to enter the foam segment due to the significant investment that would be required.

We believe that competition within the foam segment of the market is based primarily on customer service, product quality and the price at which products are offered. We believe that our market position is attributable to our high level of customer service and product quality, strategically located manufacturing facilities, proprietary technology and experienced management team.

The plastic segment of the disposable cup and container market is significantly fragmented. Major producers of thermoformed plastic cups and containers include Pactiv, Solo Cup, Alcoa Packaging and Dart Container. However, the Company believes that only one other competitor, Berry Plastics, manufactures deep-draw thermoformed polypropylene cold cups. It is possible that other competitors may enter the plastic segment of the disposable cup and container market despite the significant investment, especially in equipment and technology, that would be required. In addition, as thermoformed polypropylene cold cups gain market acceptance, we would anticipate that producers of polystyrene plastic cups may enter this market.

We believe that competition within the plastic segment of the disposable cup and container market is based primarily on customer service, product quality and appearance and the price at which products are offered. We believe that the manufacturing capability we are developing, together with our experience customizing products, superior customer service, national distribution capabilities, demonstrated ability to successfully integrate acquisitions and ability to leverage our long-term customer relationships and our other competitive strengths, will position us to capture a meaningful portion of the plastic cold drink cup market.

We also compete with the paper segment, which is significantly more fragmented than the foam segment. We believe that competition between foam, plastic and paper is based on product appearance, quality and price.

In North America, the EPS industry is highly concentrated. Management believes that each of NOVA Chemicals, Inc., Huntsman Chemical Corp. and BASF Corporation, which are larger than we are and have greater financial resources than we have, controls a significant share of the market for supplying EPS to manufacturers of insulation and protective packaging products. We believe that competition within this industry is primarily based on price, although customer service, support and specialized product development can be significant competitive factors, particularly among the smaller manufacturers of foam insulation and protective packaging products.

The European EPS industry is more fragmented than in North America. Several companies, including BASF Corporation, NOVA Chemicals, Inc. and B.P. Amoco PLC, are larger and have greater financial resources than we have. We believe that competition is based primarily on price, although technical support, specialized product development and consistent quality beads are important factors to many of our customers.

Environmental Matters

Our facilities are used for manufacturing or warehousing of foam container, thermoformed or injection molded products, as well as the EPS from which foam products are manufactured. Many of these facilities are subject to federal, state, foreign and local laws and regulations relating to, among other things, emissions to air such as pentane, styrene and particulate matter, discharges to water, and the generation, handling, storage, transportation and disposal of hazardous and non-hazardous materials and wastes.

In 1996, the soil and shallow groundwater at our domestic EPS facilities were found to contain elevated levels of various contaminants. However, based on the results of soil and groundwater testing, material remediation efforts with respect to these conditions have not been, and we believe will not be, required. We own and operate, or owned or operated, underground storage tanks, also referred to as USTs, at several of our facilities for the storage of liquid pentane and heavy fuel oil. Leak detection or containment systems are in place at each facility with USTs that we currently own or operate. USTs are generally subject to federal, state, local and foreign laws and regulations that require testing and upgrading of USTs and remediation of polluted soils and groundwater resulting from leaking USTs. In addition, if any leakage from our USTs were to migrate onto the property of others, we could be subject to civil liability to third parties for remediation costs or other damages.

Some of our facilities have been alleged or are known to have failed to comply with various reporting or permitting obligations under applicable environmental laws and regulations. The resolution of these allegations and failures has not had a material adverse effect on our financial condition or results of operations, nor do we believe that any future costs of achieving and maintaining compliance with these laws and regulations will have that effect. It is possible that we could incur significant fines, penalties or capital costs associated with any confirmed noncompliance with these laws and regulations. Moreover, there can be no assurance that recently promulgated or future environmental laws or regulations, including regulations affecting the volume of and permitting for air emissions in the United States, Canada and in Europe, will not require us to incur substantial expenditures or significantly modify our operations.

Certain of our current and former facilities are located in industrial areas and have been in operation for many years. As a consequence, it is possible that historical or neighboring activities have affected properties currently or formerly owned or operated by us and that, as a result, additional environmental issues may arise in the future, the precise nature of which we cannot now predict.

Facilities

We lease approximately 8,000 square feet in Radnor, Pennsylvania, a suburb of Philadelphia, for our executive offices. We believe that our present facilities are adequate for our current operations and that we will be able to lease or otherwise acquire any additional facilities as may be required for our future operations.

We also own or lease manufacturing, warehouse, office, machine assembly and utilities facilities at the locations shown in the following table:

Packaging

Location	Use	Approximate Floor Space Sq. Ft.
Corte Madera, California	Manufacturing, warehouse, machine assembly and office (leased)	88,000
Richmond, California	Warehouse (leased)	103,000
Higginsville, Missouri	Manufacturing and warehouse	68,000
Warrensburg, Missouri	Warehouse (leased)	10,000
Jacksonville, Florida	Manufacturing and warehouse (leased)	128,000
Edison, New Jersey	Warehouse (leased)	95,000
Metuchen, New Jersey	Manufacturing	84,000
Mount Sterling, Ohio	Manufacturing and warehouse	56,000
Shreveport, Louisiana	Manufacturing and warehouse	73,000
Stone Mountain, Georgia	Manufacturing and warehouse (partially leased)	377,000
Phoenix, Arizona	Machine assembly (leased)	12,000
Tolleson, Arizona	Manufacturing, warehouse and office	170,000
West Chicago, Illinois	Manufacturing, warehouse and office (partially leased)	350,000
El Campo, Texas	Manufacturing and warehouse	91,000
Mooresville, North Carolina	Manufacturing, warehouse and office (leased)	389,000
Winston-Salem, North Carolina	Manufacturing and warehouse (leased)	58,000
Lodz, Poland	Manufacturing and warehouse (leased)	31,000

Specialty Chemicals
Location	Use	Approximate Floor Space Sq. Ft.
Fort Worth, Texas	Manufacturing, warehouse and office (partially leased)	204,000
Saginaw, Texas	Manufacturing, warehouse and office	60,000
Baie D’Urfe, Quebec	Manufacturing, warehouse and office	74,000
Porvoo, Finland	Manufacturing, warehouse, machine assembly, utility and office (partially leased)	112,000
Kokemaki, Finland	Manufacturing, warehouse, utility and office (leased)	52,000

Our lease for the manufacturing and warehousing facility in Winston-Salem, North Carolina expires in May 2004 and our lease for 46,500 square feet of warehouse space in Mooresville, North Carolina is on a month-to-month basis. We anticipate vacating the Winston-Salem facility prior to the expiration of the lease for that facility and the Mooresville facility within three months.

Employees

As of April 1, 2004, we had 1,867 full-time employees. We have never experienced a material labor strike or other labor-related work stoppage. We consider our relations with our employees to be good.

Our U.S. employees are not represented by any union. In Canada, approximately 60% of our employees are represented by a union and are covered by a collective bargaining agreement. In Finland, over 80% of our employees are represented by one of three unions and we are subject to two collective bargaining agreements. The European Union directives regarding employment are applicable to us in Finland; however, the terms of the collective bargaining agreements will control employment relationships to the extent that these agreements address relevant issues in a more detailed manner and include benefits exceeding the minimum standards established by the directives.

We are dependent on the management experience and continued services of our executive officers, including our Chief Executive Officer, Michael T. Kennedy. The loss of the services of these officers could have a material adverse effect on our business. In addition, our continued growth depends on our ability to attract and retain experienced key employees.

Legal Proceedings

We are involved in a number of legal proceedings arising in the ordinary course of business. After taking into consideration legal counsel’s evaluation of such actions, management believes that these actions will not have a material adverse effect on our financial condition or results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: April 9, 2004	By:	/s/ MICHAEL T. KENNEDY

Michael T. Kennedy President